EXHIBIT 99.1

WorldHeart Provides Commercial and
Clinical Center Update

Record Fourth Quarter 2005 Sales

Increased New Center and Clinical Trial Enrollment

Oakland, CA, USA – February 21, 2006: (NASDAQ: WHRT, TSX: WHT) - World Heart Corporation, a global technology leader in mechanical circulatory support systems, today provided an update of its recent commercial progress and the expansion of its customer base.

Commercial Progress – Novacor® LVAS

The company enjoyed a significant increase in demand for its Novacor product and achieved record sales in the 2005 fourth quarter. Total worldwide sales for the fourth quarter were $3.6 million, which represents an increase of 22% over the prior year’s fourth quarter and is 69% higher than the third quarter of 2005. Total year 2005 sales of $11.7 million reflects a 22% increase over 2004, and is the second consecutive year of over 20% sales growth.

WorldHeart sold 41 Novacor implant kits in the 2005 fourth quarter, compared with kit sales of 23 and 22 in the second and third quarters of 2005, respectively. This represents a greater than 80% increase in last year’s final quarter over average implant kit sales achieved in the 2005 second and third quarters.

In commenting on recent progress, Jal S. Jassawalla, World Heart’s President and Chief Executive Officer said,  “We are pleased with the increase in revenue in the fourth quarter and the ongoing interest in our RELIANT trial. We look forward to accelerating RELIANT enrollment, continuing commercial adoption of our Novacor product, and the clinical development of our next generation VAD products”.

New Center Enrollment

During the fourth quarter of 2005, the Company added five new medical centers, including the University of Michigan, for a total of eight new centers in 2005. WorldHeart has now more than doubled its implanting centers in North America in the last two years.  Professor Francis Pagani, M.D., Director of the Adult Heart Transplant Program and Center for Circulatory Support at the University of Michigan, commented, “The Worldheart Novacor LVAS has long been recognized for its reliability and durability. We are pleased to now have it as part of our armamentarium”.

WorldHeart continues to make progress in the expansion of its RELIANT trial (Randomized Evaluation of the Novacor® LVAS In A Non-Transplant Population). Twenty clinical centers are now enrolled in the RELIANT trial and several additional centers are in process. Currently, twenty-nine patients have been enrolled at eleven centers. The rate of patient enrolment is increasing and is expected to accelerate as several additional new centers complete the requisite administrative and training process. The Company is also pursuing regulatory options to broaden the currently restrictive study inclusion criteria, which could provide a further increase in patient recruitment rate.

“The device is unique with regards to long term durability in patients and recent device modifications appear to have made the device as safe as any pump available. The Novacor LVAS, after more than 20 years of clinical experience, has the durability and safety profile which make it ideal for long-term pulsatile support,” said Nick Smedira, M.D., Surgical Director, The Kaufman Center for Heart Failure at The Cleveland Clinic

WorldHeart plans to announce its complete financial results for the fourth quarter and fiscal year ended December 31, 2005 in mid March 2006 and will hold an investor conference call at that time. Access information for the conference call will be announced in the near future.

About World Heart Corporation

World Heart Corporation is a global technology leader in mechanical circulatory support systems headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and in Heesch, Netherlands. WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release, including those with respect to acceleration of clinical trial enrollment rates, broadening of trial inclusion criteria, planned preclinical and clinical studies and breadth of the company’s product platform, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: variability of our financial results; risks in product development and continued market acceptance of and demand for the Company’s products; possible delays in successfully completing current and planned clinical trials and preclinical testing; difficulties that may be encountered in obtaining regulatory approvals; our ability to obtain financing; and other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Amended Annual Report on Form 10-KSB/A for the year ended December 31, 2004. The Company encourages further review of its full financial results contained in its forthcoming annual report on Form 10-KSB for the year ended December 31, 2005, which it intends to file in mid March 2006.

Contact Information:

World Heart Corporation

Mr. Richard Juelis (510) 563-4713

Ms. Peggy Allman (510) 563-4721

www.worldheart.com

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